EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into effective as of April 1, 2012 by and between AntriaBio, Inc., a Delaware corporation, having an address of 55 Broad St., 19th Fl, New York, NY (“AntriaBio” or the “Company”), and Mr. Steve R. Howe (the “Executive”).

In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.           Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2.           Term.  The Executive’s employment hereunder shall commence effective as of April 1, 2012 (the “Effective Date”) and shall continue until terminated on the terms and conditions set forth herein.  The Term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof “

3.           Capacity and Performance; Location.

(a)           During the term hereof, the Executive shall serve as the Chairman and Chief Executive Officer of the Company.  In addition, and without further compensation, the Executive shall serve as a Chairman of the Board of Directors of the Company (the “Board”).  So long as Executive remains the Chief Executive Officer of the Company the Company will recommend to its members or stockholders, as applicable, that Executive be elected to the Board of Directors at each meeting of stockholders on in connection with each action by written consent pursuant to which Executive may be elected.

(b)           During the term hereof, the Executive shall be employed by the Company on a full-time basis, shall have all powers and duties consistent with his position, subject to the direction and control of the Board and shall perform such other duties and responsibilities on behalf of the Company as may reasonably be designated from time to time by the Board.  The Executive shall require the approval of the Board to pursue or enter into any transaction or group of related transactions that are not in the ordinary course of business and would be material to the Company.

(c)           During the term hereof, the Executive shall devote sufficient time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder.  The Executive shall comply with all written policies of the Company in effect from time to time and shall observe and implement those resolutions and directives of the Board as made or issued from time to time.  Without the prior knowledge of the Board of Directors, The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement; provided, that the Executive shall be entitled to continue to serve on the board of directors of Drywave Technologies, Inc. or its successors, provided that such service does not interfere with his performance of his duties hereunder.

(d)           The Company’s principal executive office is currently located in New York, N.Y.  The Executive shall initially work from an office at his current location (Denver, CO) and travel between the Company’s New York and Colorado locations, as is reasonably necessary for the management of the Company’s business.  Within 9 months of the start of the Executive’s employment, the Executive will submit recommendations for locating the principal office location in the USA or other suitable foreign location.  If it is determined that the Executive should relocate to the principal office location the Company shall provide the Executive with six months’ prior written notice and upon delivery of such notice, the Company and the Executive shall reasonably and in good faith negotiate a fair and equitable relocation package.  Following such notice period and the determination of the location of the Company’s principal executive office, the Executive shall be based in and work primarily in and from the Company’s principal executive office.  It is the expectation of the Company that the Company’s principal executive office will be located in the Denver, Colorado area in the absence of a compelling business reason to locate it elsewhere.

(e)           Upon reasonable notice, the Executive shall be available to participate in all meetings of the Board.  The Company will reimburse the Executive for all reasonable and customary travel and living expenses (e.g., hotel and meals), if any, incurred in connection with such meetings and the Executive shall provide the Company with reasonable documentation of such expenses.

4.           Compensation and Benefits.  As compensation for all services performed by the Executive hereunder during the term hereof, and subject to performance of the Executive’s duties and obligations pursuant to this Agreement:

(a)           Base Salary.  Except for the following “limited salary period” and during the term hereof, the Company shall pay the Executive a base salary at an initial rate of Three Hundred, Twenty five Thousand Dollars ($325,000) per annum (the “Base Salary”), payable in accordance with the payroll practices of the Company for its executives.  But no less then once per each month.  Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(i)           For an initial time from the date of this contract (the “limited salary period”) the Executive shall be paid an annual salary of Two Hundred Fifty Thousand Dollars ($250,000).  Once the Company has raised an aggregate of $5 million in financing, whether through the sate of securities or otherwise, the Executive’s salary will immediately be adjusted to the Base Salary.  The limited salary period pay will be made in accordance with the payroll policies noted in Section 4(a).

(b)           Bonus Compensation.  During the term hereof, the Executive shall have the opportunity to earn an annual performance bonus equal to up to 30% of the Executive’s Base Salary based upon performance criteria set by the Board in its sole discretion on an annual basis.  The Board shall conduct a performance review of the Executive at least once a year on or prior to February 1 of each year, commencing in 2013.  The Company may, from time to time, pay such other bonus or bonuses to the Executive as the Board or a compensation committee of the Board, in its sole discretion, deems appropriate.  In order to receive the annual performance bonus, the Executive must continue to be employed by the Company through the end of die period with respect which the annual performance bonus has been earned.  The annual performance bonus will be paid to the Executive at such time as bonuses for the applicable period are regularly paid to senior executives of the Company; provided, however, in no event will the annual performance bonus be paid later than February 28 of the following calendar year.  Except as otherwis provided herein, bonuses shall be paid at such time as bonuses for the applicable period are regularly paid to senior executives of the Company.

(c)           Stock Options.  As soon as practicable following Executive’s commencement of employment, the Executive shall receive stock options to purchase 5% of the shares of common stock of the Company, as applicable, (calculated on a fully diluted basis, assuming the exercise and conversion of all exercisable and convertible securities, and including any shares reserved for issuance pursuant to an equity incentive plans or other arrangements) at an exercise price per share equal to the fair market value of such shares on the date of grant as reasonably determined by the Board in good faith (the “Initial Stock Option”).  The Initial Stock Option will vest and become exercisable with respect to half (50%) of the total number of shares on December 31, 2012.  The other half (50%) (the “Remaining Shares”) shall vest monthly on the first day of each subsequent month, commencing on January 2012, at a rate of 1/36 of the total number of Remaining Shares per month.  Vesting will be subject to acceleration as set forth in Sections 5 and 6 below.

In addition, following each time that the Company issues shares of capital stock or securities convertible into shares of capital stock until such time as the Company has raised an aggregate of $5,000,000 after the date of this Agreement through the sale of such securities, the Company shall issue to Executive an additional option grant (each an “Additional Option”), such that the total number of shares of common stock subject to the Initial Stock Option and all Additional Options held by Executive shall be ten percent (5%) of the fully diluted capitalization of the Company, calculated as set forth above.  The exercise price per share of each Additional Option shall be the fair market value of such shares on the date of grant.  Each Additional Option shall vest and be subject to acceleration according to the same vesting schedule as the Initial Stock Options.  The Initial Stock Options and each Additional Option shall be granted under the Company’s 2012 Stock Incentive Plan (the “2011 Plan”), once adopted, and pursuant to the terms of the Company’s standard form stock option agreement approved by the Board.

(d)           Vacations.  During the term hereof, the Executive shall be entitled to five (5) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.  Vacation time shall not cumulate from year to year.  Accrued and unused vacation time may be carried over to subsequent years with maximum four weeks of carryover into any year.

(e)           Insurance Coverage.  During the term hereof, the Company shall provide Executive with medical, dental, vision, life and disability insurance as follows:  the Company shall (i) pay premiums in accordance with the Company’s usual practices, for all medical insurance, including heath, dental and vision coverage for Executive and his immediate family, (ii) provide, at its cost, disability insurance with an annual benefit equal to 75% of the Executive’s Base Salary, and (iii) provide, at its cost, term life insurance on the life of the Executive with a death benefit equal to an aggregate of $5,000,000, payable to such beneficiaries as may be designated by the Executive in writing from time to time.  The Executive’s benefits contemplated by this Section 4(e) shall be subject to the terms and conditions of each applicable policy, as may be in effect from time to time at the discretion of the Board.

(f)           Other Benefits.  During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all other employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit (including, without limitation, bonus compensation) otherwise provided to the Executive.  Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.  The Company may alter, modify, add to or delete such “other employee benefit plans” at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(g)           Automobile Allowance.  The Company shall reimburse the Executive for his automobile expenses including a monthly lease or financing payment up to $1,000.  The Company shall pay all expenses connected with insurance, motor vehicle registration and tax, maintenance, repair, gasoline and other expenses incurred in connection with the Executive’s use of such car, whether it be in the Company’s service or privately; provided, however, that the Company shall not be liable for any costs or expenses incurred in connection or associated with unlawful conduct of the Executive in connection with the operation of the vehicle, including, without limitation, speeding or traffic fines or responsibilities related to reckless driving and driving without proper license.  In the event the Executive’s employment terminates, the Executive will retain possession of the automobile and will assume the monthly payments, and all other obligations related to the automobile, effective on the effective date of the termination.

(h)           Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board for senior executives of the Company, and to such reasonable substantiation and documentation as may be specified by the Company from time to time.  The Executive shall use reasonable efforts to purchase airline tickets in advance or otherwise take advantage of low-cost fares.

5.           Termination of Employment.  Executive’s employment hereunder may terminate as set forth below.

(a)           Death.  In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate.  In that event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Base Salary and Bonus.  In no event shall the Company pay the estate or designated beneficiary less then 6 months salary and bonus.  The Company shall have no further obligation or liability to the Executive or his estate.  Upon the Executive’s death all vested stock options will remain property of the estate or designated beneficiary.

(b)           Disability.

(i)           The Company may terminate the Executive’s employment hereunder, upon thirty (30) days’ notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of his position hereunder, with or without reasonable accommodation, for eighty (80) days during any period of one-hundred eighty (180) consecutive calendar days.

(ii)           The Board may designate another employee to act in the Executive’s place during any period in which the Executive is unable to perform the essential functions of his position as a result of any illness, injury, accident or condition of either a physical or psychological nature.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and his other benefits pursuant to Sections 4(e), 4(f) and 4(g) hereof, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan provided by the Company or until the termination of his employment, whichever shall first occur.

(iii)           If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform the essential functions of his position hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)           By the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause (as defined below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause.  The following, as determined by the Board in its reasonable and good faith judgment, shall constitute Cause for termination:  (i) conviction or plea of nolo contendere in a court of law of (x) any felony or (y) any misdemeanor involving dishonesty, breach of trust, misappropriation or illegal narcotics, (ii) commission of any act involving theft, embezzlement, fraud, intentional dishonesty or moral turpitude or that otherwise impairs the reputation, goodwill or business of the Company, (iii) material broach of any of the material provisions of this Agreement or of any other material agreement between the Executive and the Company or any of its Affiliates, which breach is not cured within thirty (30) days of notice to Executive; (iv) demonstration of gross negligence, willful misconduct or dereliction of duty in the execution of his duties under this Agreement or breach of his duty of loyalty to the Company or any of its Affiliates that is materially injurious to the Company.  Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall not have any further obligation or liability to the Executive, other than for Base Salary earned and unpaid through the date of termination.  Any unvested Stock Options shall be forfeited and vested Stock Options not exercised prior to termination shall expire and no longer be exercisable.

(d)           By the Company without Cause.  The Company may terminate the Executive’s employment hereunder without Cause at any time upon six (6) months’ advance written notice.

(e)           By the Executive.  The Executive may terminate his employment, with or without cause, at any time upon at least fourteen (14) days’ advance written notice to the Company.

(f)           By the Executive for Changed Circumstances.  The Executive may terminate his employment hereunder upon the occurrence of Changed Circumstances (as defined below) upon written notice to the Company.  “Changed Circumstances” shall mean (i) breach hereof by the Company of its obligations under this Agreement not remedied within thirty (30) days’ written notice by the Executive to the Company; (ii) subject to the Company’s right to terminate the Executive’s employment pursuant to subsections (c) and (d) above, a material diminution in the Executive’s authority or title within the Company by reason of actions taken by or under the authority of the Board, (iii) a “Change in Control” as defined in Section 6 hereof (iv) relocation of Executive’s principal place of employment by more than forty (40) miles following the establishment of the Company’s principal executive office as set forth in Section 3(d)’.

(g)           Severance Benefits.  In the event that the Company terminates the Executive’s employment without Cause (as defined above) or the Executive terminates his employment for Changed Circumstances (as defined above), subject to the terms and conditions of this Section 5(g), (A) the Company will pay severance on a monthly basis to the Executive and will provide the continuation of the benefits set forth in Section 4(e) and 4(f) for a period of months (the “Severance Period”) following Executive’s termination equal to the greater of (x) six (6) months or (y) the number of full months between the Effective Date and Executive’s termination, provided that the Severance Period shall not exceed twelve (12) months, and (B) any options that are subject to vesting shall have vesting accelerated with respect to the number of shares that would have vested during the Severance Period if Executive had remained employed by the Company during such period (and any shares of capital stock of the Company that are subject to a right of repurchase shall have such right of repurchase lapse with respect to the number of shares that would have lapsed during the Severance Period if Executive had remained employed by the Company during such period).

(ii)           The severance amount and benefits continuation set forth in the above table are referred to herein as the “Severance Benefits.  The continuation of any group health plan benefits shall be to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular employer portion of the premium for such benefits paid by the Company.  The Executive’s right to receive Severance Benefits under Subsection 5(g)(i) is conditioned upon (x) the Executive’s prior execution and delivery to the Company of a reasonably satisfactory general release of any and all claims and causes of action of the Executive against the Company and its officers and directors, excepting only the right to any compensation, benefits and/or reimbursable expenses due and unpaid under Sections 4 and/or 5(g)(i) of this Agreement, and (y) the Executive’s continued performance of those obligations hereunder that continue by their express terms after the termination of his employment, including without limitation those set forth in Sections 8, 9 and 10.  Any Severance Benefits to be paid hereunder shall be payable in accordance with the payroll practices of the Company for its executives generally as in effect from time to time, and subject to all required withholding of taxes.

6.           Change in Control.  If the Executive’s employment is terminated by the Company, with or without Cause, or by the Executive for Changed Circumstances in connection with or following a Change in Control, the Executive shall receive those Severance Benefits provided in Section 5(g)(i) as if he were terminated more than twelve months after the Effective Date plus Executive’s pro rata Bonus Compensation to the date of termination, which Severance Benefits shall be subject to the terms set forth in Section 5(g)(ii) and shall be in lieu of any benefits to which the Executive is otherwise entitled pursuant to Section 5(g).  “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)           the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Acquiring Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b)           such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(c)           the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

7.           Effect of Termination.  Upon termination of this Agreement, all obligations and provisions of this Agreement shall terminate except with respect to any accrued and unpaid monetary obligations and vesting acceleration provisions and except for the provisions of Section 8 through (and inclusive of) 23 hereof

8.           Confidential Information; Assignment of Inventions.

(a)           The Executive acknowledges that the Company and its Affiliates will continually develop Confidential Information and Proprietary Information (as defined below), that the Executive may develop Confidential Information and Proprietary Information for the Company or its Affiliates, and that the Executive may learn of Confidential Information and Proprietary Information during the course of his employment with the Company.  The Executive agrees that, except as required for the proper performance of his duties for the Company, he will not, directly or indirectly, use or disclose any Confidential Information or Proprietary Information.  The Executive understands and agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for termination.

(b)           The Executive agrees that all Confidential Information and Proprietary Information, including, without limitation all work products, inventions methods, processes, designs, software, apparatuses, compositions of matter, procedures, improvements, property, data documentation, information or materials that the Executive, jointly or separately prepared, conceived, discovered, reduced to practice, developed or created during, in connection with, for the purpose of, related to, or as a result of his employment with the Company, and/or to which he has access as a result of his employment with the Company (collectively, the “Inventions”) is and shall remain the sole and exclusive property of the Company.

(c)           The Executive by his signature on this Agreement unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest in the Inventions (as defined above, including all patent, copyright, trade secret and any other intellectual property rights therein) and will take any steps and execute any further documentation from time to time reasonably necessary to effect such assignment free of charge to the Company.  The Executive will further execute, upon request, whether during, or after the termination of, his employment with the Company, any and all applications for patents, assignments and other papers, which the Company may deem necessary or appropriate for securing such Inventions for the Company.

(d)           Except as required for the proper performance of his duties, the Executive will not copy any and all papers, documents, drawings, systems, data bases, memoranda, notes, plans, records, reports files, data (including original data), disks, electronic media etc. containing Confidential Information or Proprietary Information (“Documents”) or remove any Documents, or copies, from Company premises.  The Executive will return to the Company immediately after his employment terminates, and at such other times as may be specified by the Company, all Documents and copies and all other property of the Company and its Affiliates then in his possession or control.

9.           Non-Competition Covenants.  During the term hereof and for a period of one (1) year from the date the Executive’s employment with the Company terminates (the “Restricted Period”), the Executive shall refrain from engaging or becoming interested, directly or indirectly, as an owner, employee, director, partner, consultant, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operation, management or supervision of any type of business or enterprise that during such period manufactures, develops or sells drug delivery technologies that compete with the businesses or enterprises of the Company and its operating subsidiaries (if any) (collectively, the “Company Group”), or any new business or enterprise which the Company Group during such Restricted Period plans in good faith in the near future to commence which is related to the Company Group’s then-existing businesses or enterprises, including, without limitation, the research and development of drug delivery technology for diseases in which the Company has active research and development programs, except through ownership of shares in a publicly-traded corporation or publicly-traded mutual fund or publicly-traded limited partnership in which the Executive does not materially participate and in which the Executive’s ownership interest is one percent (1%) or less.  The Executive acknowledges and aggress that the entire business of the Company is based upon technology and Proprietary Information that has world-wide application.  Therefore, the restrictions contained in this Section 9 cannot be limited to any particular geographic region and are applicable world-wide.  In the event that the scope of any restriction contained in this Section 9 is determined by a court to be too broad to permit enforcement hereof to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, based upon the geographic markets on which the Company Group conducts its business at the time of breach of this Section.

10.           Non-Solicitation Covenants.  During the Restricted Period, the Executive shall refrain from, directly or indirectly, whether on behalf of himself or anyone else:  (a) soliciting or accepting orders from any present or past customer of the Company Group for a product or service offered or sold by, or competitive with a product or service offered or sold by, the Company Group; (b) inducing or attempting to induce any customer, supplier, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group or in any way interfere with the relationship between that customer, supplier, licensee, licensor or other business relation and the Company Group; (c) using for his benefit or disclosing the name and/or requirements of any such customer, supplier, licensee, licensor, or other business relation to any other person; (d) soliciting any of the Company Group’s employees to leave the employ of the Company Group or hiring anyone who is an employee of the Company Group or was such an employee during the twelve (12) months preceding the proposed date of hire; or (e) inducing or attempting to induce any employee of the Company Group to work for, render services or provide advice to or supply Confidential Information or Proprietary Information to any other person.  During the Restricted Period, the Executive shall not directly or indirectly assist or encourage any other person, in carrying out, directly or indirectly, any activity that would be prohibited by this agreement were they carried out by the Executive himself

11.           Enforcement of Covenants.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9 and 10 hereof The Executive acknowledges that the covenants contained in Sections 8, 9 and 10 are reasonably necessary to protect the goodwill of the Company that is its exclusive property.  The Executive further acknowledges and agrees that, were he to breach any of the covenants contained in Sections 8, 9 or 10 hereof, the damage would be irreparable.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.

12.           Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.  The Executive will not disclose to or use any confidential or proprietary information of a third party without such party’s consent.

13.           Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

(a)           “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b)           “Confidential Information” means any and all information, inventions, discoveries, ideas, writings, communications, research, engineering methods, developments in chemistry, manufacturing information, practices, processes, systems, technical and scientific information, formulae, designs, concepts, products, trade secrets, projects, improvements and developments that relate to the business of the Company or any Affiliate and are not generally known by others, including but not limited to (i) products and services, technical data, methods and processes, (ii) marketing activities and strategic plans, (iii) financial information, costs and sources of supply, (iv) the identity and special needs of customers and prospective customers and vendors and prospective vendors, and (v) the people and organizations with whom the Company or any Affiliate has or plans to have business relationships and those relationships.  Confidential Information also includes such information that the Company or any Affiliate may receive or has received belonging to customers or others who do business with the Company or any Affiliate and any publication or literary creation of the Executive, developed in whole or in part while the Executive is employed by the Company, in whatever form published the content of which, in whole or in part, relates to the business of the Company or any Affiliate.  Confidential Information shall not include any information or materials that Executive can prove by written evidence (i) is or becomes publicly known through lawful means and without breach of this Agreement by Executive; (ii) was rightfully in Executive’s possession or part of Executive’s general knowledge prior to the Effective Date; or (iii) is disclosed to Executive without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions.

(c)           “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(d)           “Proprietary Information” means any and all intellectual property subject to protection under applicable copyright, trademark, trade secret or patent laws if such property is similar in any material respect with the products and services offered by the Company or any Affiliate.

14.           Withholding.  All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.

15.           Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and shall assign its obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

16.           Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.           Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or by overnight courier or delivery service, or 3 business days after being deposited in the Danish or United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, to the attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

19.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

20.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and an expressly authorized representative of the Company.

21.           Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23.           Governing Law.  This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof

24.           Tax Matters.

(a)           In the event of an event constituting a change in the ownership or effective control of Company or ownership of a substantial portion of the assets of Company described in Code Section 280G(b)(2)(A)(i) (a “280G Transaction”), Company shall cause its independent auditors or another person or entity approved by the Company and Executive promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, Executive under this Agreement, the 2011 Plan and any other arrangements providing for payments or benefits contingent on the occurrence of a 280G Transaction (irrespective of whether such payments or benefits are then payable to Executive at that time), and any other agreement or plan under which Executive may individually or collectively benefit (collectively the “Original Payments”), to determine the applicability of Code Section 4999 to Executive in connection with such event.  Company’s independent auditors or such other approved party will perform this analysis in conformity with the foregoing provisions and will provide Executive with a copy of their analysis and determination.  Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Original Payments would be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), the Original Payments shall be reduced (but not below zero) to the extent necessary so that no Original Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by him if no such reduction was made.  For purposes of this Agreement, “net after-tax benefit” shall mean (a) the Original Payments which Executive receives or is then entitled to receive from Company that would constitute “parachute payments” within the meaning of Code Section 280G, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of the Excise Tax imposed with respect to the payments and benefits described in (a) above.  If a reduction is to occur pursuant to this Section 24(a), the payments and benefits shall be reduced in the following order:  any cash severance to which Executive becomes entitled (starting with the last payment due), then other cash amounts that are parachute payments (starting with the last payment due), then any stock option awards that have exercise prices higher than the then-fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the latest awards scheduled to be distributed, and then other stock options based on the latest vesting tranches.  The fees and expenses of Company’s auditor or any other party for services in connection with the determinations and calculations contemplated by this provision will be borne by Company.

(b)           The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Executive notifies the Company (with specificity as to the reason therefor) that he believes that any provision of this Agreement (or of any award of any compensation or benefits) would cause him to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consultation with the Executive, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Code Section 409A, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409k To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to both the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

For purposes of the application of Treasury Regulation § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.

If the termination of employment giving rise to the severance benefits described in Sections 5 or 6 is not a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h)(1), then to the extent necessary to avoid the imposition of any accelerated or additional tax under Code Section 409A, such benefits will be deferred without interest until Executive’ experiences a separation from service.

If at the time of Executive’s separation from service, (i) he is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable to Executive constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period.  To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

To the extent an expense or in-kind benefit provided pursuant to this Agreement constitutes a “deferral of compensation” within the meaning of Code Section 409A (1) the expenses will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (2) the amount of expenses eligible for reimbursement or in-kind benefits provided during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, (3) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

25.           The Company shall reimburse Executive for reasonable fees and expenses of counsel incurred in connection with the negotiation and execution of this Agreement, up to a maximum of $5,000.

IN WITNESS WHEREOF, tins Agreement has been executed as a sealed instrument by the Executive and the Company, by its duly authorized representative, as of the date first above written.

Executive: /s/ Steve R. Howe By: Steve R. Howe	AntriaBio, Inc. /s/ Nickolay Kukekov By: Nickolay Kukekov Title: On behalf of the Board of Directors